Exhibit 99.1

KinderCare Announces Lindsay Sorhondo as New COO to Lead Next Phase of Growth

LAKE OSWEGO, Ore.--(BUSINESS WIRE)—KinderCare Learning Companies, Inc. (“KinderCare”), a leading provider of high-quality early childhood education, today announced the promotion of Chief Innovation Officer Lindsay Sorhondo to Chief Operating Officer, effective Nov. 11, 2025.

Sorhondo will oversee the company’s strategy, operations and growth channels, customer experience and insights, as well as marketing and IT. In her new role, she will be responsible for driving alignment and innovation across KinderCare’s portfolio as the organization continues its mission to provide exceptional early education experiences for children and families nationwide.

“Lindsay’s strategic vision, operational excellence, and results-driven leadership have been instrumental in our continued growth and success,” said Paul Thompson, KinderCare’s Chief Executive Officer. “In her expanded role, she will bring her strong business acumen and leadership to fuel our continued growth and advance operational excellence across the organization, ensuring we continue to deliver exceptional experiences for our families, teachers and clients while strengthening our foundation.”

Since starting at KinderCare in 2013, Sorhondo has held various leadership roles, most recently as the company's Chief Innovation Officer. Over her 12-year tenure, she has been a key driver in strengthening the company’s business and operational capabilities, partnering across the organization and with field leadership to deliver strong execution and measurable outcomes. Prior to joining KinderCare, Sorhondo held leadership roles at ANN Inc. in New York City and served as a consultant with Gallup. She earned her bachelor’s degree in Psychology from the University of California, San Diego, and her master’s degree in Psychology from New York University.

About KinderCare Learning Companies

KinderCare Learning Companies, Inc. (NYSE: KLC) is a leading provider of early childhood and school-age education and care. KinderCare builds confidence for life in children and families from all backgrounds. KinderCare supports hardworking families in 41 states and the District of Columbia with differentiated flexible child care solutions to meet today’s dynamic work environment:

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In neighborhoods, with KinderCare® Learning Centers that offer early learning programs for children six weeks to 12 years old;
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In The Crème de la Crème™ School, which offers a premium early education model using a variety of enrichment classrooms; and
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In local schools, with Champions® before- and after-school programs.

KinderCare partners with employers nationwide to address the child care needs of today’s dynamic workforce. We provide customized family care benefits for organizations, including care for young children on or near the site where their parents work, tuition benefits, and backup care where KinderCare programs are located.

Headquartered in Lake Oswego, Ore., KinderCare operates more than 2,600 early learning centers and sites. To learn more, visit KC-Learning.com.